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Exhibit 10.14

Execution Copy
May 1, 2002

Hathaway Corporation
8228 Park Meadows Dr.
Littleton, Colorado 80124

Richard S. Warzala
102 Southwedge Drive
Getzville, NY 14068

Dear Mr. Warzala:

        Hathaway Corporation (the "Company") has determined that it is essential to the best interests of the Company and its shareholders to foster the continuous employment of key management personnel including you as President of the Company. The board of directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company exists. Such possibility and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. In addition, the Company seeks your unequivocal support in realizing the maximum value per share to shareholders in the event of a disposition of the Company. In the event of a change of control, we also seek your cooperation in a smooth transition of management. These objectives require employment arrangements that provide security to you in the face of uncertainty.

        The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

        In order to induce you to remain in the employ of the Company, and in consideration of your agreements set forth in Section 2(ii), the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company is terminated subsequent to a change in control of the Company (as defined in Section 2 hereof) under the circumstances described below.

        1.     Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2003; provided, however, that commencing on January 1, 2004 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year (meaning that as of each January 1 this Agreement shall then have a term of two years which shall reduce during the ensuing 12 months but shall again be extended on the next following January 1 to a term of two years) unless, not later than the September 30 immediately preceding each such January 1, the Company shall have given notice that it does not wish to extend this Agreement; provided further, if a change in control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of 24 months beyond the month in which such event occurred.

        2.(i) Change in Control of the Company. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below. For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred (A) if any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than (1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (2) any Person who, on the date hereof, is a director or officer of the Company or whose shares of common stock of the Company are treated as beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by any such director or officer, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 45% of the combined voting power of the Company's then outstanding securities; or (B) upon the first purchase of outstanding shares of the Company's outstanding common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company, by an employee benefit plan established or maintained by the Company or by any of their respective affiliates); or (C) if during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A) or (D) of this Subsection) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the Company directors then still in office who either (1) were directors at the beginning of the period or (2) whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (D) if the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (E) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

        provided, however, a spinoff distribution to shareholders of the Company of all or part of the Company's equity interest in a subsidiary entity shall not constitute a change in control of the Company.

           (ii)  Potential Change in Control of the Company. For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company; (B) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; (C) any Person, other than (1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (2) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (3) any Person who, on the date hereof, is a director or officer of the Company or whose shares of common stock of the Company are treated as beneficially owned by any such director or officer, increases his beneficial ownership of such securities by 8% or more of the shares of the Company issued and outstanding on the date of such determination; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will remain in the employ of the Company until the earliest of (1) a date which is twelve (12) months after the occurrence of such potential change in control of the Company, (2) the termination by you of your employment by reason of death or Disability or Retirement, as defined in Section 3(i), or (3) the occurrence of a change in control of the Company.

        3.     Termination Following Change in Control. If any of the events described in Section 2(i) hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 4(iii) hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (A) because of your death, Disability or Retirement, (B) by the Company for Cause, or (C) by you other than for Good Reason.

            (i)  Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after Notice of Termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability". Termination of your employment based on "Retirement" shall mean your termination in accordance with any retirement arrangement established with your consent.

           (ii)  Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (A) an act of dishonesty constituting a felony under the laws of your domicile and resulting or intending to result in your gain or personal enrichment at the expense of the Company, or (B) use of drugs or excessive and habitual use of alcohol either of which substantially affects your ability to perform your duties with the Company, or (C) continued unauthorized and significant absences from duty (other than any such absences resulting from your incapacity due to physical or mental illness or any such actual or anticipated absences after the issuance of a Notice of Termination by you for Good Reason as defined in Sections 3(iv) and 3(iii), respectively) after a written notice is delivered to you by the Company, which notice specifically identifies the cause referred to above which is identified as the basis for termination. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the Board with the approval of not less than three-fourths (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above and specifying the particulars thereof in detail.

          (iii)  Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a change in control of the Company of any of the following circumstances unless, in the case of paragraphs (A), (B), (G), (H) or (I), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Sections 3(v) and 3(iv), respectively, given in respect thereof;

            (A)  any change in your title or corporation office, the assignment to you of any duties inconsistent with your status as President of the Company, or a substantial adverse alteration in the nature or status of your responsibilities (including reporting responsibilities) from those in effect immediately prior to the change in control of the Company;

            (B)  the change of the principal business of the Company (for purposes of this Agreement, as it is composed immediately prior to the change in control of the Company) as evidenced by, but not limited to, any sale of assets of the Company producing more than 50% of the Company's revenue, or comprising more than 50% of the Company's total assets, in any of the three most recent fiscal years prior to such sale;

            (C)  a reduction, without your consent, in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

            (D)  the relocation of your principal office to a location more than 50 miles from the location where such office is located immediately prior to the change in control of the Company except for required travel on Company business to an extent substantially consistent with your present business travel obligations;

            (E)  the failure, without your consent, to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program applicable to you, within seven (7) days of the date such compensation is due;

            (F)  the failure by the Company to continue in effect, except upon expiration in accordance with their terms, any compensation plan in which you participate immediately prior to the change in control of the Company which is material to your total compensation, including but not limited to the Company's Management Incentive Bonus Plan, Tax-Advantaged Investment Plan, Employee Stock Ownership Plan and Trust, and 1991 Incentive and Nonstatutory Stock Option Plan, or any plans adopted in substitution of existing plans prior to the change in control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control of the Company;

            (G)  the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, health and accident, or disability plans in which you were participating at the time of the change in control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the change in control of the Company;

            (H)  the events described as a breach in Section 6 (i) or (ii) hereof; or

            (I)   any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection (ii) above); for purposes of this Agreement, no such purported termination shall be effective.

        Your right to terminate your employment pursuant to this Subsection (iii) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

          (iv)  Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

           (v)  Date of Termination, Etc. "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (B) if your employment is terminated pursuant to Subsection (ii) or (iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall be not less than thirty (30) days, and in the case of a termination pursuant to Subsection (iii) above shall be not less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, you shall continue to perform your duties for the Company and the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

        4.     Compensation Upon Termination or During Disability. Following a change in control of the Company, as defined by Section 2(i), upon termination of your employment or during a period of Disability you shall be entitled to the following benefits:

            (i)  During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Management Incentive Compensation Plan or other plan during such period, until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, or in the event your employment shall be terminated by the Company or by you for Retirement, or by reason of your death, your benefits shall be determined pursuant to agreements between you and the Company and the Company's insurance and other compensation programs then in effect in accordance with the terms of such programs.

           (ii)  If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, Disability, death or Retirement, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

          (iii)  If your employment by the Company shall be terminated (a) by the Company other than for Cause, Retirement or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

            (A)  the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due, except as otherwise provided below;

            (B)  in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you a lump sum payment (together with the payments provided in paragraph C, below, the "Severance Payments") equal to 2.5 times the sum of (x) your annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof and (y) the amount paid to you pursuant to the Management Incentive Compensation Plan for the fiscal year immediately prior to the Notice of Termination;

            (C)  notwithstanding any provision of any incentive compensation plan applicable to you, the Company shall pay to you a lump sum amount equal to the sum of (x) any incentive compensation which has been allocated or awarded to you for a fiscal year or other measuring period preceding the Date of Termination but has not yet been paid, and (y) an allocation under any annual or long-term incentive plan applicable to you for the current fiscal year with all tests for income adjusted pro rata according to the number of calendar months, including the month in which the Date of Termination occurs, that have elapsed in the fiscal year of termination;

            (D)  the Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to any payment or benefit provided hereunder);

            (E)  in the event that you become entitled to payments (the "Severance Payments") provided under paragraphs (B), (C), and (D), above, and Subsection (iv), below, if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, the Company shall pay to you at the time specified in paragraph (F), below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Severance Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by you in connection with a change in control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess if finally determined;

            (F)  the payments provided for in paragraphs (B), (C) and (E) above, shall be made not later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company, shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable on the fifth day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

          (iv)  If your employment shall be terminated (A) by the Company other than for Cause, Retirement or Disability or (B) by you for Good Reason, then for a 24-month period after such termination, the Company shall pay you on a monthly basis an amount equal to 20% of your monthly Base Salary being paid on your Date of Termination for you to directly acquire whatever benefits you choose for the 24 months immediately following the Date of Termination.

           (v)  You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

        5.     Termination Before Change in Control. If your employment by the Company shall be terminated by the Company other than for Cause, Retirement or Disability, and a change in control of the Company occurs within 90 days thereafter, you shall be entitled to the benefits provided in Section 4(iii) hereof.

        6.     Successors; Binding Agreement; Release of the Company.

            (i)  In the event there is a disposition of the Company in a transaction as described in Section 2(i)(A), (B) (C) or (D), and the Company under new ownership or any successor to the Company in such transactions, and any business entity beneficially owning directly or indirectly 50% or more equity interest in the Company or any such successor, (A) does not assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if no succession had taken place, or (B) alternatively, does not offer to provide you an agreement with benefits substantially similar to this Agreement, then such failure to obtain the events described in clauses (A) or (B) above of this Section 6(i), prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your Employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. However, if you enter into an employment agreement with the Company or such successor as a part of the transaction or if the Company or any such successor, (1) does assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if no succession had taken place, or (2) alternatively, does offer to provide you an agreement with benefits substantially similar to this Agreement, then the obligation hereunder of the Company shall be released from all obligations under this Agreement.

           (ii)  In the event there is a disposition in a transaction described in Section 2(iii)(D) and any transferee entity in such a transaction, and any business entity beneficially owning directly or indirectly 50% or more equity interest in such transferee entity (A) does not assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if no succession had taken place, or (B) alternatively, does not offer to provide you an agreement with benefits substantially similar to this Agreement, then such failure to obtain the events described in clauses (A) or (B) above of this Section 6(ii), prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your Employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing the date on which any such succession becomes effective shall be deemed the Date of Termination. However, if you enter into an employment agreement with the transferee entity as a part of the transaction or if such transferee entity (1) does assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if no succession had taken place, or (2) alternatively, does offer to provide you an agreement with benefits substantially similar to this Agreement, then the obligation hereunder of the Company shall be released from all obligations under this Agreement.

          (iii)  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

          (iv)  Your obligations hereunder shall inure to the benefit of and be enforceable by the Company and each of its successors and assigns by contract, operation of law or otherwise.

        7.     Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by overnight courier, transmitted electronically over the internet as long as confirmation of receipt is obtained from the recipient or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the CEO with a copy to the Secretary of the Company to Hathaway Corporation, 8228 Park Meadows Drive, Littleton, Colorado 80124, or to such other address as any such person may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        8.     Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of incorporation of the Company. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

        9.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        10.   Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city where you reside or in an alternate location approved by you in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

        11.   Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent provided by law.

        If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,
HATHAWAY CORPORATION
By	/s/ RICHARD D. SMITH Name: Richard D. Smith Title: CEO

APPROVED September 6, 2002.

/s/ RICHARD S. WARZALA Richard S. Warzala

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  Exhibit 10.14